UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 13, 2019
Astec Industries, Inc.
 (Exact Name of Registrant as Specified in Charter)

Tennessee	001-11595	62-0873631
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1725 Shepherd Road
Chattanooga, Tennessee 37421

(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code: (423) 899-5898
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock	ASTE	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Richard J. Dorris, the Executive Vice President and Chief Operating Officer of Astec Industries, Inc. (the “Company”) retired from the Company, effective as of September 13, 2019.

The Company and Mr. Dorris have entered into a Separation Agreement and General Release, dated as of September 18, 2019 (the “Separation Agreement”), in connection with Mr. Dorris’ retirement. The Separation Agreement provides that, in consideration of Mr. Dorris’ execution and non-revocation of a release of claims in favor of the Company, Mr. Dorris will be entitled to a gross amount equal to 52 weeks of his base salary, less withholdings and deductions, payable in four equal, quarterly installments beginning on December 31, 2019.

In addition to the foregoing and certain other additional benefits detailed therein,  the Separation Agreement provides that Mr. Dorris is entitled to the compensation and benefits payable pursuant to the terms of his employment, including accrued but unpaid salary and accrued and vested amounts under the Company’s retirement and benefits plans. Under the Separation Agreement, Mr. Dorris agrees not to compete against the company or solicit the Company’s employees or customers for a period of twelve months. The Separation Agreement also includes confidentiality provisions applicable to Mr. Dorris.

The description of the Separation Agreement set forth above is qualified in its entirety by reference to the full text of the Separation Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

EXHIBIT INDEX

Exhibit No.	Description
10.1	Separation Agreement and General Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 18, 2019	ASTEC INDUSTRIES, INC.
By: /s/ Stephen C. Anderson VP Admin and Corporate Secretary